Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by inclusion in this Offering Statement on Form 1-A, Amendment 3 of our audit report dated July 16, 2021, with respect to the consolidated balance sheets of Gin & Luck Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2020 and 2019.

Spokane, Washington

August 20, 2021